SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 4)


                               I.D. Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449489103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   449489103
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CQ Capital, L.L.C.*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     339,442

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     339,442

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     339,442

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.3%

12.  TYPE OF REPORTING PERSON

     OO

________________________________________________________________________________

CUSIP No.   449489103
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     E. Turner Baur*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     76,284

6.   SHARED VOTING POWER

     339,442

7.   SOLE DISPOSITIVE POWER

     76,284

8.   SHARED DISPOSITIVE POWER

     339,442

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     415,726

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

12.  TYPE OF REPORTING PERSON

     IN

________________________________________________________________________________

CUSIP No.   449489103
            ---------------------


Item 1(a).  Name of Issuer:


            I.D. Systems, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            One University Plaza
            Hackensack, New Jersey 07601
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            CQ Capital, L.L.C.
            E. Turner Baur
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            CQ Capital, L.L.C.
            51 Locust Avenue
            Suite 202
            New Canaan, Connecticut 06840

            E. Turner Baur
            c/o CQ Capital, L.L.C.
            51 Locust Avenue
            Suite 202
            New Canaan, Connecticut 06840
            ____________________________________________________________________

Item 2(c).  Citizenship:


            CQ Capital, L.L.C. - Delaware limited liability company
            E. Turner Baur - United States
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            ___________________________________________________________________

Item 2(e).  CUSIP Number:  449489103


            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     (a)  Amount beneficially owned:

          CQ Capital, L.L.C.: 339,442
          E. Turner Baur: 415,726
          ______________________________________________________________________

     (b)  Percent of class:

          CQ Capital, L.L.C.: 4.3%
          E. Turner Baur: 5.3%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                                         CQ Capital, L.L.C.:  0
                                                         E. Turner Baur: 76,284


          (ii)  Shared power to vote or to direct the vote
                                                     CQ Capital, L.L.C.: 339,442
                                                     E. Turner Baur:     339,442

          (iii) Sole power to dispose or to direct the
                disposition of                        CQ Capital, L.L.C.:      0
                                                      E. Turner Baur:     76,284


          (iv)  Shared power to dispose or to direct the
                disposition of                       CQ Capital, L.L.C.: 339,442
                                                     E. Turner Baur:     339,442


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].**


          ----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


          Not applicable
          ----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


          Not applicable
          ----------------------------------------------------------------------


Item 8.  Identification and Classification of Members of the Group.


     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


          Not applicable
          ----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          Not applicable
          ----------------------------------------------------------------------


Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 9, 2006
                                        ----------------------------------------
                                                        (Date)



                                            CQ CAPITAL, L.L.C.

                                              /s/ E. Turner Baur
                                              ------------------

                                              By:   E. Turner Baur
                                                    Managing Member


                                              E. TURNER BAUR
                                              /s/ E. Turner Baur
                                              ------------------


* The securities reported herein are held in accounts over which the Reporting Persons have investment discretion and in the personal accounts of E. Turner Baur. The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

** As of the date of this Schedule 13G Amendment No. 4, CQ Capital, L.L.C. is not the beneficial owner of more than five percent of the class of securities reported herein.

                                                                       EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G - Amendment No. 4, dated February 9, 2006, relating to the Common Stock, par value $0.01, of I.D. Systems, Inc. shall be filed on behalf of the undersigned.

                                            CQ CAPITAL, L.L.C.

                                            /s/ E. Turner Baur
                                            ------------------

                                            By:   E. Turner Baur
                                                  Managing Member


                                            /s/ E. Turner Baur
                                            ------------------
                                            E. TURNER BAUR

SK 03179 0003 642344